                             ALLEGHANY CORPORATION
                                375 PARK AVENUE
                            NEW YORK, NEW YORK 10152
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    APRIL 26, 2002 AT 10:00 A.M., LOCAL TIME
                            ------------------------

                                 HOTEL DU PONT
                            11TH AND MARKET STREETS
                              WILMINGTON, DELAWARE

    Notice is hereby given that the 2002 Annual Meeting of Stockholders of Alleghany Corporation (the "Company") will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on Friday, April 26, 2002 at 10:00 a.m., local time, for the following purposes:

    1.  To elect three directors for terms expiring in 2005.

    2. To consider and take action upon a proposal to approve the Company's 2002 Long-Term Incentive Plan.

    3. To consider and take action upon a proposal to ratify the selection of KPMG LLP, independent certified public accountants, as independent auditors for the Company for the year 2002.

    4. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

    Holders of common stock of the Company are entitled to vote for the election of directors and on each of the other matters set forth above.

    The stock transfer books of the Company will not be closed. The Board of Directors has fixed the close of business on March 1, 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

    You are cordially invited to be present. Stockholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted, proxies are revocable by written notice to the Secretary of the Company or by voting at the Annual Meeting in person.

                                              By order of the Board of Directors

                                                       ROBERT M. HART
                                              Senior Vice President, General
                                                          Counsel
                                                          and Secretary
March 25, 2002

                             ALLEGHANY CORPORATION
                                375 PARK AVENUE
                            NEW YORK, NEW YORK 10152

                                PROXY STATEMENT
                            ------------------------

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 26, 2002

                            ------------------------

     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alleghany Corporation (the "Company") from holders of the Company's outstanding shares of common stock ("Common Stock") entitled to vote at the 2002 Annual Meeting of Stockholders of the Company (and at any and all adjournments thereof) for the purposes referred to below and set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials are being mailed to stockholders on or about March 25, 2002.

     The Board of Directors has fixed the close of business on March 1, 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, said meeting. Holders of Common Stock are entitled to one vote for each share held of record on the record date with respect to each matter to be acted on at the 2002 Annual Meeting.

     On March 1, 2002, there were outstanding and entitled to vote 7,206,149 shares of Common Stock. The number of shares of Common Stock as of March 1, 2002, and the share ownership information provided elsewhere herein, do not include shares to be issued by the Company in respect of the dividend of one share of Common Stock for every 50 shares of Common Stock outstanding to be paid by the Company on April 26, 2002 to stockholders of record at the close of business on April 1, 2002.

                             PRINCIPAL STOCKHOLDERS

     As of March 1, 2002, approximately 36.3 percent* of the Company's outstanding Common Stock was believed to be beneficially owned by F.M. Kirby, Allan P. Kirby, Jr., their sister, Grace Kirby Culbertson, and the estate or one or more beneficiaries of the estate of Ann Kirby Kirby, the sister of Messrs. Kirby and Mrs. Culbertson, primarily through a number of family trusts.

     The following table sets forth the beneficial ownership of Common Stock as of March 1, 2002 of certain persons believed by the Company to be the beneficial owners of more than five percent of such class of securities.

                                              AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                    -------------------------------------------------------------
                                       SOLE VOTING      SHARED VOTING POWER
NAME AND ADDRESS                    POWER AND/OR SOLE      AND/OR SHARED                 PERCENT
OF BENEFICIAL OWNER                 INVESTMENT POWER     INVESTMENT POWER      TOTAL     OF CLASS
-------------------                 -----------------   -------------------   -------    --------
F.M. Kirby........................       304,784              661,001         965,785(1)   13.4
  17 DeHart Street
  P.O. Box 151
  Morristown, NJ 07963
Allan P. Kirby, Jr. ..............       538,611                   --         538,611(2)    7.5
  14 E. Main Street
  P.O. Box 90
  Mendham, NJ 07945
Grace Kirby Culbertson............       149,775              254,665         404,440(3)    5.6
  Blue Mill Road
  Morristown, NJ 07960
Estate of Ann Kirby Kirby.........       317,881              392,786         710,667(4)    9.9
  c/o Carter, Ledyard & Milburn
  2 Wall Street
  New York, NY 10005
Southeastern Asset Management,                (5)                  (5)        900,201(5)   12.5
  Inc. ...........................
  6075 Poplar Avenue
  Suite 900
  Memphis, TN 38119
Franklin Mutual Advisers, LLC.....       697,601                   --         697,601(6)    9.7
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078

---------------

* See Note (4) on page 3.

(1) Includes 110,344 shares of Common Stock held by F.M. Kirby as sole trustee of trusts for the benefit of his children; 458,685 shares held by a trust of which Mr. Kirby is co-trustee and primary beneficiary; and 202,316 shares held by trusts for the benefit of his children and his children's descendants as to which Mr. Kirby was granted a proxy and, therefore, had shared voting power. Mr. Kirby disclaims beneficial ownership of the Common Stock held for the benefit of his children and for the benefit of his children and his children's descendants. Mr. Kirby held 194,440 shares directly.

(2) Includes 305,655 shares held by a trust of which of Allan P. Kirby, Jr. is co-trustee and beneficiary; and 15,444 shares issuable under stock options granted pursuant to the Directors' Stock Option Plan, the Amended and Restated Directors' Stock Option Plan and the 2000 Directors' Stock Option Plan. Mr. Kirby held 217,512 shares directly.

(3) Includes 44,445 shares of Common Stock held by Grace Kirby Culbertson as co-trustee of trusts for the benefit of her children; and 210,220 shares held by trusts for the benefit of Mrs. Culbertson and her descendants, of which Mrs. Culbertson is co-trustee. Mrs. Culbertson held 149,775 shares directly.

(4) Prior to her death in 1996, Ann Kirby Kirby had disclaimed being a controlling person or member of a controlling group with respect to the Company, and had declined to supply information with respect to her ownership of Common Stock. Since her death, the representatives of the estate of Mrs. Kirby have declined to supply information with respect to ownership of the Company's Common Stock by her estate or its beneficiaries; therefore, the Company does not know whether her estate or any beneficiary of her estate beneficially owns more than five percent of its Common Stock. However, Mrs. Kirby filed a statement on Schedule 13D dated April 5, 1982 with the Securities and Exchange Commission reporting beneficial ownership, both direct and indirect through various trusts, of 710,667 shares of the common stock of Alleghany Corporation, a Maryland corporation and the predecessor of the Company ("Old Alleghany"). Upon the liquidation of Old Alleghany in December 1986, stockholders received $43.05 in cash and one share of Common Stock for each share of Old Alleghany common stock. The stock ownership information provided herein as to the estate of Mrs. Kirby is based solely on her statement on Schedule 13D and does not reflect the two-percent stock dividends paid in each of the years 1985 through 1997 and 1999 through 2001 by Old Alleghany or the Company; if Mrs. Kirby, her estate and the beneficiaries of her estate had continued to hold in the aggregate 710,667 shares together with all stock dividends received in consequence through the date hereof, the beneficial ownership reported herein would have increased by 264,918 shares.

(5) According to an amendment dated February 4, 2002 to a Schedule 13G statement filed by Southeastern Asset Management, Inc. ("Southeastern"), an investment advisor, South-eastern had sole voting power over 423,977 shares, shared voting power over 376,100 shares and no voting power over 100,124 shares, for a total of 900,201 shares. Its dispositive power with respect to such shares was reported as follows: sole dispositive power over 524,101 shares and shared dispositive power over 376,100 shares. O. Mason Hawkins, Chairman of the Board and Chief Executive Officer of Southeastern, joined in the filing of Southeastern's amendment to its Schedule 13G statement in the event that he could be deemed to be a controlling person of Southeastern as a result of his official positions with, or ownership of, its voting securities. Mr. Hawkins expressly disclaimed such control. Southeastern's amendment to its
    Schedule 13G statement indicated that all shares set forth therein were owned legally by clients of Southeastern and no such shares were owned directly or indirectly by Southeastern or Mr. Hawkins, both of whom disclaimed beneficial ownership of such shares. The statement also indicated that 376,100 shares over which Southeastern had shared voting power and shared dispositive power were owned by a series of Longleaf Partners Funds Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended.

(6) According to an amendment dated January 22, 2002 to a Schedule 13G statement filed by Franklin Mutual Advisers, LLC ("Franklin"), Franklin had sole voting power and sole dispositive power over 697,601 shares. The statement indicated that such shares may be deemed to be beneficially owned by Franklin, an investment advisory subsidiary of Franklin Resources, Inc. ("FRI"), and that, under Franklin's advisory contracts, all voting and investment power over such shares was granted to Franklin. The statement also indicated that Messrs. Charles B. Johnson and Rupert H. Johnson, Jr. were the principal shareholders of FRI, but beneficial ownership of the shares reported therein are not attributed to FRI or Messrs. Johnson because Franklin exercises voting and investment powers over such shares independently of FRI and Messrs. Johnson. Franklin disclaimed any economic interest or beneficial ownership of such shares.

                            1. ELECTION OF DIRECTORS

     Pursuant to the Company's certificate of incorporation and by-laws, the Board of Directors is divided into three separate classes of directors, which are required to be as nearly equal in number as practicable. At each annual meeting of stockholders, one class of directors is elected to a term of three years. The Board of Directors currently consists of nine directors.

     F.M. Kirby, Roger Noall and Rex D. Adams have been nominated by the Board of Directors for election as directors at the 2002 Annual Meeting, each to serve for a term of three years, until the 2005 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Messrs. Kirby, Noall and Adams were last elected by the stockholders of the Company at their Annual Meeting on April 23, 1999.

     Proxies in the enclosed form received from holders of Common Stock will be voted for the election of the three nominees named above as directors of the Company unless stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason (which event is not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. Directors will be elected by an affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2002 Annual Meeting. Thus, those nominees who receive the highest, second-highest and third-highest numbers of votes for their election as directors will be elected, regardless of the number of shares that are not voted for the election of such nominees. Shares with respect to which authority to vote for any nominee or nominees is withheld will not be counted in the total number of shares voted for such nominee or nominees.

     The following information includes the age, the year in which first elected a director of the Company or Old Alleghany, the principal occupation (in italics), and other directorships of each of the nominees named for election as directors, and of the other current directors of the Company whose terms will not expire until 2003 or 2004.


Nominee for Election:                                     Chairman of the Board, Alleghany
F.M. Kirby                   [PHOTO of F.M. Kirby]        Corporation. Member of the Executive
Age 82                                                    Committee.
Director since 1958

                                                          Retired Executive, KeyCorp (banking);
Nominee for Election:                                     Chairman, Victory Funds and Victory
Roger Noall                  [PHOTO of Roger Noall]       Variable Insurance Funds; director, Elite
Age 66                                                    Information Systems, Inc. Member of the
Director since 1996                                       Compensation and Nominating Committees.
                                                          Professor of Business Administration,
                                                          Fuqua School of Business at Duke
                                                          University (education); Chairman, Centre
Nominee for Election:                                     for Economic Policy Research and Public
Rex D. Adams                [PHOTO of Rex D. Adams]       Broadcasting System; director, AMVESCAP
Age 62                                                    PLC; trustee, Committee for Economic
Director since 1999                                       Development, Vera Institute of Justice and
                                                          Woods Hole Oceanographic Institution.
                                                          Member of the Audit Committee.

                                                          President, Alleghany Corporation;
John J. Burns, Jr.                                        director, Burlington Northern Santa Fe
Age 70                      [PHOTO of John J. Burns,      Corporation, Fidelity National Financial,
Director since 1968                   Jr.]                Inc., Mineral Holdings Inc. and World
Term expires in 2003                                      Minerals Inc. Chairman of the Nominating
                                                          Committee and member of the Executive
                                                          Committee.

                                                          President and Chief Executive Officer,
Dan R. Carmichael                                         Ohio Casualty Corporation (property and
Age 57                          [PHOTO of Dan R.          casualty insurance); director, Ohio
Director since 1993               Carmichael]             Casualty Corporation and IVANS, Inc.
Term expires in 2003                                      Chairman of the Compensation Committee and
                                                          member of the Audit Committee.


William K. Lavin                                    Financial Consultant; Chairman and Secretary,
Age 57                      [PHOTO of William K.    Novex Systems International, Inc.; Chairman,
Director since 1992                Lavin]           eRSVP.com. Chairman of the Audit Committee and
Term expires in 2003                                member of the Compensation Committee.

Allan P. Kirby, Jr.
Age 70                       [PHOTO of Allan P.     President, Liberty Square, Inc. (investments);
Director since 1963             Kirby, Jr.]         management of family and personal affairs.
Term expires in 2004                                Chairman of the Executive Committee.
                                                    Chairman and Chief Executive Officer,
Thomas S. Johnson                                   GreenPoint Financial Corp. and its subsidiary
Age 61                      [PHOTO of Thomas S.     GreenPoint Bank (banking); director, R.R.
Director since 1997 and           Johnson]          Donnelley & Sons Company, Online Resources &
for 1992-1993                                       Communications Corporation and The Phoenix
Term expires in 2004                                Companies, Inc. Member of the Audit Committee.

                                                    President, Saint Vincent College (education);
James F. Will                                       Vice Chairman, World Minerals Inc. and
Age 63                    [PHOTO of James F. Will]  Chairman, Specialty Steel Industry of North
Director since 1992                                 America; director, Breeze Industrial Products
Term expires in 2004                                Corporation. Member of the Executive and
                                                    Nominating Committees.

     All of the foregoing persons have had the principal occupations indicated throughout the last five years, except as follows. Mr. Noall was an Executive of KeyCorp from January 1, 1997 until his retirement on March 1, 2000, and served as Senior Executive Vice President and Chief Administrative Officer, and as General Counsel and Secretary, of KeyCorp prior thereto. Mr. Adams has been a Professor of Business Administration at the Fuqua School of Business at Duke University since July 1, 2001, and was Dean of the Fuqua School of Business prior thereto. Mr. Carmichael has been President and Chief Executive Officer of Ohio Casualty

Corporation since December 12, 2000, and served as the President and Chief Executive Officer of IVANS, Inc. (communications technology and remarketer) prior thereto. Mr. Will has been President of Saint Vincent College since July 1, 2000. Prior thereto, Mr. Will was President and Chief Executive Officer of Armco Inc. (steel manufacturing and metals processing) until his retirement on September 30, 1999.

     F.M. Kirby and Allan P. Kirby, Jr. are brothers.

     The Board of Directors held eight meetings in 2001. Each director attended more than 75 percent of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which he served that were held in 2001.

     The Executive Committee may exercise certain powers of the Board of Directors regarding the management and direction of the business and affairs of the Company when the Board of Directors is not in session. All action taken by the Executive Committee is reported to and reviewed by the Board of Directors. This committee held twelve meetings in 2001.

     The Audit Committee of the Board of Directors reviews and makes reports and recommendations to the Board of Directors with respect to the following matters:
(i) the selection of the independent auditors of the Company and its subsidiaries, (ii) the arrangements for and the scope of the audits to be performed by the independent auditors, (iii) the audited consolidated annual financial statements of the Company and its subsidiaries and management's discussion and analysis thereof to be incorporated in the Company's Annual Report on Form 10-K to the Securities and Exchange Commission, and whether to recommend such incorporation, (iv) such other financial statements and financial information published by the Company or included by it in filings with the Securities and Exchange Commission as the Committee may in its discretion deem feasible and desirable, (v) the annual summary of non-audit services provided by the Corporation's independent auditors, and (vi) the internal audit activities, accounting procedures and controls of the Company and its subsidiaries. This committee held three meetings in 2001.

     The Compensation Committee of the Board of Directors reviews the annual recommendations of the chief executive officer and the Chairman of the Board concerning the compensation of officers of the Company and makes recommendations to the Board of Directors with respect thereto; and reviews the annual adjustments proposed to be made to the compensation of the most highly paid officers of the Company's subsidiaries, reports to the Board of Directors with respect thereto, and makes such recommendations to the Board of Directors with respect thereto as the committee may deem appropriate. This committee, which held four meetings in 2001, also administers the Company's 1993 Long-Term Incentive Plan.

     The Nominating Committee of the Board of Directors screens candidates and makes recommendations to the Board of Directors as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors. This committee held no meetings in 2001.

            SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of Common Stock as of March 1, 2002 of each of the nominees named for election as a director, each of the other current directors and each of the executive officers named in the Summary Compensation Table below.

                                       AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                           ------------------------------------------------------------------
                             SOLE VOTING       SHARED VOTING POWER
                            POWER AND SOLE        AND/OR SHARED                      PERCENT
NAME OF BENEFICIAL OWNER   INVESTMENT POWER     INVESTMENT POWER       TOTAL         OF CLASS
------------------------   ----------------    -------------------    -------        --------
F.M. Kirby...............      304,784               661,001          965,785(1)      13.40
Roger Noall..............        9,457              --                  9,457(2)       0.13
Rex D. Adams.............        2,927              --                  2,927(2)       0.04
John J. Burns, Jr........       74,482              --                 74,482(3)       1.03
Dan R. Carmichael........       12,633                   324           12,957(2)(4)    0.18
William K. Lavin.........       12,345              --                 12,345(2)       0.17
Allan P. Kirby, Jr.......      538,611              --                538,611(5)       7.46
Thomas S. Johnson........        7,415              --                  7,415(2)       0.10
James F. Will............       13,996              --                 13,996(2)       0.19
David B. Cuming..........       40,010              --                 40,010          0.56
Robert M. Hart...........       14,055              --                 14,055          0.20
Peter R. Sismondo........        8,772              --                  8,772(6)       0.12

---------------
(1) See Note (1) on page 3.

(2) Includes 7,978 shares of Common Stock in the case of Mr. Noall, 2,720 shares in the case of Mr. Adams, 11,637 shares of Common Stock in the case of Mr. Carmichael, 11,637 shares of Common Stock in the case of Mr. Lavin, 6,202 shares of Common Stock in the case of Mr. Johnson and 13,521 shares of Common Stock in the case of Mr. Will, issuable under stock options granted pursuant to the Amended and Restated Directors' Stock Option Plan and the 2000 Directors' Stock Option Plan.

(3) Includes 732 shares of Common Stock owned by Mr. Burns's wife. Mr. Burns had no voting or investment power over these shares, and he disclaims beneficial ownership of them. Also includes (i) 7,803 shares of Common Stock representing the vesting of 7,803 performance shares in settlement of a special award of performance shares (as adjusted for stock dividends) made to Mr. Burns in 1999, and (ii) 15,669 shares of Common Stock representing the vesting of 15,669 performance shares in settlement of a special award of performance shares (as adjusted for stock dividends and to reflect the spin-off by the Company of Chicago Title Corporation in June 1998) made to Mr. Burns in 1996. In each case, the payout in respect of the vested performance shares was deferred pursuant to the terms of the special award until Mr. Burns's retirement as an officer of the Company, and will be made one-half in shares of Common Stock and one-half in cash (based upon the fair market value of one share of Common Stock on the payout date for each performance share).

(4) Includes 224 shares of Common Stock owned by Mr. Carmichael's wife. Mr. Carmichael had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(5) See Note (2) on page 3.

(6) Includes 3,224 shares of Common Stock owned by Mr. Sismondo's wife. Mr. Sismondo had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

     All nominees named for election as a director, directors and executive officers as a group (12 persons) beneficially owned 1,700,812 shares, or 23.38 percent, of the outstanding Common Stock, adjusted to include shares of Common Stock issuable within 60 days upon exercise of stock options held by such nominees, directors and executive officers; such nominees, directors and executive officers had sole voting and investment power with respect to 1,035,307 shares, shared voting and/or investment power with respect to 661,325 shares and no voting or investment power with respect to 4,180 shares.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company has determined that, except as set forth below, no person who at any time during 2001 was a director, officer or beneficial owner of more than ten percent of the Company's Common Stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during 2001. Such determination is based solely upon the Company's review of Forms 3, 4 and 5, and written representations that no Form 5 was required, submitted to it during or with respect to 2001. With regard to Ann Kirby

Kirby who, prior to her death in 1996, was believed by the Company to be a beneficial owner of more than ten percent of the Company's Common Stock based on her Schedule 13D statement filed with the Securities and Exchange Commission in 1982, the Company had not received any reports from Mrs. Kirby regarding changes in her ownership of the Company's Common Stock, and the representatives of the estate of Mrs. Kirby have declined to supply information with respect to ownership of the Company's Common Stock by her estate or beneficiaries; therefore, the Company does not know whether she, her estate, or any beneficiary of her estate beneficially owned more than ten percent of its Common Stock during 2001 nor whether any such person was required to file reports required by
Section 16(a).

                           COMPENSATION OF DIRECTORS

     Each director of the Company who is not an officer thereof receives an annual retainer of $26,000, payable one-half in cash and one-half in shares of the Company's Common Stock as more fully explained below, as well as $1,000 for each board meeting attended in person and $500 for each conference telephone meeting attended. In addition, the Chairman of the Executive Committee receives an annual fee of $25,000, and each other member thereof who is not an officer of the Company receives an annual fee of $7,500. The Chairman of the Audit Committee receives an annual fee of $6,000, and each other member thereof receives an annual fee of $4,500. The Chairman of the Compensation Committee receives an annual fee of $3,500, and each other member thereof receives an annual fee of $3,000. Each member of the Nominating Committee who is not an officer of the Company receives $1,000 for each meeting attended and $500 for each conference telephone meeting attended.

     Pursuant to the Directors' Equity Compensation Plan, each director of the Company who is not an employee of the Company or any of its subsidiaries receives his retainer in the beginning of each year of his term for the following twelve-months' service as a director, exclusive of any per meeting fees, committee fees or expense reimbursements, payable one-half in shares of the Company's Common Stock, based on the market value (as defined in the plan) of such shares on the date of payment, and one-half in cash. On May 1, 2001, each eligible director received sixty-five shares of Common Stock in respect of the twelve-months' service beginning with the 2001 Annual Meeting of Stockholders.

     Pursuant to the 2000 Directors' Stock Option Plan, each director of the Company who is not an employee of the Company or any of its subsidiaries receives annually, as of the first business day after the conclusion of each Annual Meeting of Stockholders of the Company, an option to purchase 1,000 shares of Common Stock (subject to antidilution adjustments) at a price equal to the fair market value (as defined in the plan) of such shares on the date of grant. On April 30, 2001, each eligible director received an option to purchase 1,000 shares of Common Stock at a price of $201.10 per share.

     Pursuant to the Non-Employee Directors' Retirement Plan, each person who has served as a non-employee director of the Company after July 1, 1990 is entitled to receive, after his retirement from the Board of Directors, an annual retirement benefit payable in cash equal to the annual retainer payable to directors of the Company at the time of such retirement. To be entitled to this benefit, the director must have served as such for at least five years, and must have continued so to serve either until the time he is required to retire by the Company's retirement policy for directors or until he has attained age 70. The Company's retirement policy for directors was adopted by Old Alleghany in 1979 and by the Company upon its formation in 1986. The retirement policy provides that, except in respect of directors serving when the policy was first adopted, the Board of Directors shall not select a person as a nominee for the Board of Directors for a term that would anticipate such nominee serving beyond his or her seventy-second birthday. Messrs. Burns, Allan P. Kirby, Jr. and F.M. Kirby are not subject to such retirement policy since each of them was a director of Old Alleghany in 1979. The benefit is paid from the date of the director's retirement from the Board of Directors until the end of a period equal to his length of service thereon or until his death, whichever occurs sooner.

     Each of the non-employee directors of the Company's subsidiary World Minerals Inc. ("World Minerals") and its subsidiaries, including Mr. Will, was entitled to receive an annual retainer of $15,000 for his services as such, as well as $600 for each board meeting or conference telephone meeting attended. As a member of the Audit Committee of the World Minerals board, Mr. Will received $500 for each committee meeting attended. As Vice Chairman of the World Minerals board, Mr. Will was also entitled to receive $25,000. In 2001, Mr. Will received a total of $43,300 for services in these capacities.

                             EXECUTIVE COMPENSATION

     The information under this heading relates to the chief executive officer and the four other most highly compensated executive officers of the Company serving as executive officers at the end of 2001.

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION
                                 ------------------------------------    LONG TERM
                                                         OTHER ANNUAL    INCENTIVE      ALL OTHER
NAME AND PRINCIPAL                            BONUS      COMPENSATION   PLAN PAYOUTS   COMPENSATION
POSITION                  YEAR    SALARY       (1)           (2)            (3)            (6)
------------------        ----   --------   ----------   ------------   ------------   ------------
John J. Burns, Jr.,.....  2001   $933,139   $  142,647     $ 18,729      $3,204,931(4)   $168,652
  President and chief     2000    880,320      394,745       24,251       1,397,497       158,779
  executive officer       1999    838,400      512,657       25,648       5,336,099(5)    154,854

F.M. Kirby,.............  2001   $438,616   $       --     $ 22,128      $       --      $ 92,033
  Chairman of the Board   2000    413,789           --       15,751              --        80,372
                          1999    394,085           --       17,067              --        78,967

David B. Cuming,........  2001   $420,133   $  888,359     $796,479      $  766,326      $ 81,459
  Senior Vice President   2000    396,352      142,008       16,584         664,577        76,279
                          1999    377,478      181,874       14,829         755,764        71,905

Robert M. Hart..........  2001   $420,133   $1,092,488     $884,790      $  766,326      $ 73,264
  Senior Vice             2000    396,352      141,572        9,263         664,577        68,996
  President, General      1999    377,478      188,671        5,948         755,764        63,391
  Counsel and Secretary

Peter R. Sismondo.......  2001   $204,687   $  452,829     $355,551      $  393,613      $ 36,097
  Vice President,         2000    193,101       55,014        4,889         341,171        33,886
  Controller,             1999    183,906       70,068        2,524         387,712        30,420
  Assistant Secretary
  and Treasurer

---------------

(1) These amounts represent (i) bonuses earned under the Company's Management Incentive Plan, which is a short-term incentive plan designed to reward officers for achieving specified net earnings per share and/or individual objectives; and (ii) for each of Messrs. Cuming, Hart and Sismondo, an additional amount representing a special award in 2001 of shares of Common Stock under the Company's 1993 Long-Term Incentive Plan (the "1993 Plan"), valued at $815,760, $1,019,700 and $407,880, respectively.

(2) These amounts represent payments for reimbursement of taxes including reimbursement of taxes incurred in respect of the special awards of shares of Common Stock under the 1993 Plan as described in Note (1) above, and the reimbursement itself.

(3) These amounts represent payouts in settlement of performance shares awarded under the 1993 Plan. Performance shares entitle the holder thereof to payouts of cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share, depending upon the average annual compound growth in the Company's Earnings Per Share (as defined by the Compensation Committee pursuant to the 1993
    Plan) in a four-year award period commencing with the year following that in which the performance shares were awarded; payouts have been made one-half in cash and one-half in Common Stock.

(4) This amount includes a payout of $1,593,802 in respect of one-half of a special award of an aggregate 31,212 performance shares made to Mr. Burns under the 1993 Plan in 1999, as adjusted for stock dividends. These performance shares entitled Mr. Burns to a payout one-half in cash and one-half in Common Stock up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share, depending upon the stockholders' equity per share equaling or exceeding $234 (as adjusted for stock dividends) as at the end of any fiscal quarter ending on or before June 30, 2002 and occurring while Mr. Burns was chief executive officer of the Company. This goal was achieved in the quarter ending March 31, 2001. Payout of 7,803 of these performance shares was deferred pursuant to the terms of the special award until Mr. Burns's retirement as an officer of the Company.

(5) This amount includes a payout of $3,763,750 in respect of one-half of a special award of an aggregate 40,966 performance shares made to Mr. Burns under the 1993 Plan in 1996, as adjusted for stock dividends and to reflect the spin-off of Chicago Title Corporation. These performance shares entitled Mr. Burns to a payout one-half in cash and one-half in Common Stock up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share, depending upon the stockholders' equity per share equaling or exceeding $314 (as adjusted for stock dividends) as at the end of any year ending on or before December 31, 1999 and occurring while Mr. Burns was chief executive officer of the Company. This goal was achieved in the year ending December 31, 1999. Payout of 8,151 of these performance shares was deferred pursuant to the terms of the special award until Mr. Burns's retirement as an officer of the Company.

(6) The 2001 amounts listed for Messrs. Burns, Kirby, Cuming, Hart and Sismondo include (i) savings benefits of $139,641, $65,637, $62,871, $62,871 and
    $30,631, respectively,
    credited pursuant to the Company's Deferred Compensation Plan; and (ii) benefits, valued at $22,080, $26,396, $11,360, $3,462 and $737, respectively, pursuant to Securities and Exchange Commission rules, of life insurance maintained by the Company on their behalf. Such life insurance policies provide a death benefit to an executive officer who is an employee at the time of his death equal to four times (or, in the case of Mr. Kirby, two times) the amount of such executive officer's annual salary at January 1 of the year of his death. In the case of Mr. Burns, at his election, such death benefit shall not exceed $3,000,000. The 2001 amounts listed for Messrs. Burns, Cuming, Hart and Sismondo also include compensation of $6,931, $7,228, $6,931 and $4,729, respectively, in respect of other insurance coverage.

                   LONG-TERM INCENTIVE PLAN -- AWARDS IN 2001

                                                     PERFORMANCE
                                                       OR OTHER     ESTIMATED FUTURE PAYOUTS UNDER
                                     NUMBER OF       PERIOD UNTIL     NON-STOCK PRICE-BASED PLANS
                                  SHARES, UNITS OR    MATURATION    -------------------------------
NAME                                OTHER RIGHTS      OR PAYMENT    THRESHOLD   TARGET    MAXIMUM
----                              ----------------   ------------   ---------   ------   ----------
John J. Burns, Jr. .............      7,505(1)        2002-2005      $3,525      --      $1,409,927
F.M. Kirby......................           --                --          --      --              --
David B. Cuming.................      3,100(1)        2002-2005      $1,456      --      $  582,382
Robert M. Hart..................      3,100(1)        2002-2005      $1,456      --      $  582,382
Peter R. Sismondo...............      1,593(1)        2002-2005      $  748      --      $  299,269

---------------
(1) These amounts represent performance shares awarded under the Company's 1993 Plan. These performance shares entitle the holder thereof to payouts of cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share awarded. Maximum payouts will be made in respect of these performance shares only if average annual compound growth in the Company's Earnings Per Share (as defined by the Compensation Committee pursuant to the 1993 Plan) equals or exceeds 12 percent in the award period, measured from a base of $9.50 in respect of performance shares for the 2002-2005 award period. No payouts will be made if such growth is 8 percent or less; payouts for growth between 8 percent and 12 percent will be determined by interpolation. There is no estimated future target payout because under the 1993 Plan no performance target for these performance shares is specified.

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                                        (C)
                                                                               NUMBER OF SECURITIES
                                    (A)                      (B)              REMAINING AVAILABLE FOR
                          NUMBER OF SECURITIES TO      WEIGHTED-AVERAGE        FUTURE ISSUANCE UNDER
                          BE ISSUED UPON EXERCISE     EXERCISE PRICE OF      EQUITY COMPENSATION PLANS
                          OF OUTSTANDING OPTIONS,    OUTSTANDING OPTIONS,      (EXCLUDING SECURITIES
PLAN CATEGORY               WARRANTS AND RIGHTS      WARRANTS AND RIGHTS      REFLECTED IN COLUMN(A))
-------------             -----------------------    --------------------    -------------------------
Equity compensation
  plans approved by
  security holders(1)...           60,445(2)               $127.64                    479,178
Equity compensation
  plans not approved by
  security holders(3)...          150,811                  $ 87.25                      9,838
                                  -------                  -------                    -------
Total...................          211,256(2)                    --                    489,016
                                  =======                  =======                    =======

---------------
(1) These plans consist of: (i) the Directors' Stock Option Plan, (ii) the Amended and Restated Directors' Stock Option Plan, (iii) the 2000 Directors' Stock Option Plan, (iv) the Directors' Equity Compensation Plan and (v) the 1993 Plan.

(2) This amount does not include 137,985 performance shares outstanding under the 1993 Plan. Performance shares do not have an exercise price because their value is dependent upon the achievement of certain performance goals over a period of time. Performance shares are typically paid one-half in cash and one-half in Common Stock.

(3) These plans consist of: (i) the Subsidiary Directors' Stock Option Plan (the "Subsidiary Option Plan"), (ii) the Underwriters Re Group, Inc. 1998 Stock Option Plan (the "URG 1998 Plan") and (iii) the Underwriters Re Group, Inc. 1997 Stock Option Plan (the "URG 1997 Plan"). Under the Subsidiary Option Plan, which was adopted on July 21, 1998, the Compensation Committee of the Company's Board of Directors selects non-employee directors of the Company's subsidiaries to receive grants of nonqualified stock options. Not more than 25,000 shares of Common Stock (subject to adjustment by reason of any stock split, stock dividend or other similar event) will be issued pursuant to options granted under the Subsidiary Option Plan. As of December 31, 2001, options to purchase 12,146 shares of the Company's Common Stock (subject to adjustment by reason of any stock split, stock dividend or other similar event) were outstanding, and 9,838 shares of the Company's Common Stock (subject to adjustment by reason of any stock split, stock dividend or other similar event) remained available for future option grants under the Subsidiary Option Plan. Each option has a term of 10 years from the date it is granted. One-third of the total number of shares of Common Stock covered by each option becomes exercisable each year beginning with the first anniversary of the date it is granted;

    however, an option automatically becomes exercisable in full when the non-employee subsidiary director ceases to be a non-employee subsidiary director for any reason other than death as long as the person exercising the option has been a non-employee subsidiary director at all times during the period beginning with the option grant date until the date of the exercise. If an optionholder dies while holding an option that has not been fully exercised, his or her executors, administrators, heirs or distributees, as the case may be, may exercise options which the decedent could have exercised at the time of death within one year after the date of such death. The Subsidiary Option Plan expires on July 31, 2003. Under the URG 1998 Plan, which was adopted on or about October 23, 1998, options were granted to certain employees of Venton Holdings Ltd. ("Venton") in exchange for warrants or options to purchase Venton shares upon the acquisition of Venton in October 1998 by Underwriters Re Group, Inc. ("URG"), a wholly owned subsidiary of the Company until May 2000, when it was sold to Swiss Re America Holding Corporation. As of December 31, 2001, options to purchase 11,786 shares of the Company's Common Stock (subject to adjustment by reason of any stock split, stock dividend or other similar event) were outstanding, and no shares of the Company's Common Stock remained available for future grants, under the URG 1998 Plan. Under the URG 1997 Plan, which was adopted on September 17, 1997, options were granted to certain members of URG management in exchange for options to purchase shares of URG. As of December 31, 2001, options to purchase 126,879 shares of the Company's Common Stock (subject to adjustment by reason of any stock split, stock dividend or other similar event) were outstanding, and no shares of the Company's Common Stock remained available for future option grants, under the URG 1997 Plan. Under the URG 1998 Plan and the URG 1997 Plan, options expire if they are not exercised prior to the earliest of (i) the tenth anniversary of the date of grant of the original warrant or option to purchase Venton or URG common stock, (ii) three months after termination of the optionee's employment with Venton or URG or a subsidiary for any reason except death or a permanent disability, or (iii) one year after termination of the optionee's employment with Venton or URG or a subsidiary by reason of death or permanent disability.

                               PENSION PLAN TABLE

     The Company's Retirement Plan provides for designated employees, including all of its current executive officers, retirement benefits in the form of an annuity for the participant's life or, alternatively, actuarially equivalent forms of benefit, including a lump sum.

     The annual retirement benefit under the Company's Retirement Plan, if paid in the form of a life annuity to a participant who retires on reaching age 65 with 15 or more years of service, is equal to 52.7625 percent of the participant's average compensation, which is defined as the sum of (i) the highest average annual base salary over a consecutive three-year period during the last ten years of employment, plus (ii) one-half of the highest average annual bonus over a consecutive five-year period during the last ten years of employment; however, such benefit is reduced by
33.5 percent of his unreduced primary Social Security benefit and by 67 percent of his accrued benefit under a previously terminated retirement plan of the Company. (Annual base salary and annual bonus are the amounts that would appear in the salary and bonus columns of the Summary Compensation Table for the relevant years.) In the event a participant becomes totally disabled prior to retirement, such participant's annual base salary shall equal his annual base salary at the time of disability, and such participant's average annual bonus shall be based on the average over the five consecutive years (or lesser period of employment) prior to disability, each adjusted annually for inflation; such participant's period of disability will be treated as continued employment for all purposes under the Retirement Plan, including determining his years of service.

     Since the funds accumulated under the Company's Retirement Plan to provide for each participant's annual retirement benefit are currently taxable to each participant, the plan provides for the payment to the appropriate tax authorities as withholding tax on behalf of each participant of an amount equal to the income and employment tax liabilities imposed upon the participant by reason of his participation in the plan. As a result, benefits payable in the form of a lump sum are not taxable at the time of payment. Benefits payable in the form of an annuity are taxable in part; the Retirement Plan provides that such benefits will be increased to offset the impact of any such tax liability, and the estimated benefits set forth in the table below include an estimate of such increase.

     A participant may retire as early as age 55, but the benefit payable at that time will be reduced to reflect the commencement of benefit payments prior to age 65. The benefit payable to a participant who retires after age 65 is increased to reflect salary increases and additional years of service through the actual date of retirement and the decreased period over which the normal retirement benefit will be paid. The Retirement Plan also provides that a participant over age 65 who is still in the employ of the Company may elect prior to the actual date of retirement to receive the benefits to which he would have been entitled had he retired on the date of such election. Pursuant to this provision, Mr. Burns and Mr. Cuming each elected in February 2001 and Mr. Kirby elected in 1996 to receive their benefits under, and to cease participating in, the Retirement Plan.

     The following table shows the estimated annual retirement benefit payable under the Company's Retirement Plan (without giving effect to the Social Security offset or the offset for benefits accrued under the previously terminated retirement plan) to a participant who, upon retirement on December 31, 2001 at age 65, had achieved the average compensation and years of service indicated. The amounts shown assume payment in the form of a straight life annuity.

                                                  YEARS OF SERVICE
AVERAGE                                        ----------------------
COMPENSATION                                      10       15 OR MORE
------------                                   --------    ----------
$ 125,000....................................  $ 53,788     $ 80,682
   150,000...................................    64,546       96,819
   175,000...................................    75,303      112,955
   200,000...................................    86,061      129,091
   225,000...................................    96,819      145,228
   250,000...................................   107,576      161,364
   300,000...................................   129,091      193,637
   400,000...................................   172,122      258,183
   450,000...................................   193,637      290,456
   500,000...................................   215,152      322,729
   600,000...................................   258,183      387,274
   700,000...................................   301,213      451,820
   800,000...................................   344,244      516,366
   900,000...................................   387,279      580,919
 1,000,000...................................   430,310      645,466
 1,100,000...................................   473,341      710,012

     As of December 31, 2001, the credited years of service for Messrs. Hart and Sismondo were 12 and 14, respectively. The average compensation of each of Messrs. Hart and Sismondo for purposes of the Retirement Plan was $477,731 and $220,768, respectively.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is currently composed of the three non-employee directors whose names appear at the end of this report.

     An important objective of the Compensation Committee is to ensure that the compensation practices of the Company are competitive and effectively designed to attract, retain and motivate highly-qualified personnel. In performing its functions, the Compensation Committee in recent years has obtained and utilized information and advice furnished by a recognized national compensation consulting firm.

     Compensation paid to the executive officers of the Company in 1999, 2000 and 2001 consisted chiefly of salary, cash bonuses under the Management Incentive Plan which in large part were tied to the financial results of the Company, and payouts of cash and Common Stock under the Company's 1993 Plan which were tied both to the price of the Common Stock and to the financial results of the Company. These compensation practices help to link the interests of the Company's executive officers with the interests of the Company's stockholders.

Annual Compensation

     Salary adjustments for executive officers are generally made annually and are based on salaries for the prior year, executive salary movements nationally, individual performance, length of service and internal comparability considerations.

     Annual cash bonuses are paid to executive officers under the Company's Management Incentive Plan (except that Mr. Kirby did not receive any such bonuses in respect of 1999, 2000 or 2001). This plan is designed to reward officers for the achievement of specified corporate and/or individual objectives. The bonus opportunity for 2001 for Mr. Burns was increased from the prior year at the rate of 6.0 percent (which was in proportion to his change in salary). Each of Messrs. Cuming and Hart had his 2001 maximum bonus opportunity increased to 60 percent of his 2001 salary, and Mr. Sismondo's 2001 maximum bonus opportunity was increased to 48 percent of his 2001 salary, such increases in each case representing an increase of approximately 20 percent in bonus opportunity from 2000. Such adjustments were made in consultation with the Committee's compensation consultant and were intended to increase the performance-based compensation of such officers' annual compensation. Bonus opportunities for executive officers of the Company as a percentage of salaries for 2001 ranged from 76 percent of salary for Mr. Burns to 40 percent of salary for the most junior executive officer of the Company, and are believed to fall at or below the median of prevailing practices in a broad cross-section of American industry reflecting the Company's policy of emphasizing long-term corporate performance and long-term incentive compensation. Bonus opportunities for 2000 were adjusted from the prior year at the rate of 5.0 percent (which was in proportion to changes in salaries). Bonus opportunities for 1999 for each of Messrs. Burns, Cuming and Hart were adjusted from the prior year at the rate of
4.8 percent (which was in proportion to changes in salaries); Mr. Sismondo's 1999 maximum bonus opportunity was increased to 40 percent of his 1999 salary, which represented a 54 percent increase in bonus opportunity from 1998, in recognition of his increased responsibilities.

     For 2001, the portion of the cash bonus opportunities which depended on corporate objectives ranged from 80 percent of Mr. Burns's bonus opportunity to 50 percent of the cash bonus opportunity of the most junior executive officer of the Company. The corporate objective under the Management Incentive Plan was the achievement by the Company of a specified level of net earnings per share, excluding gain on the sale of Alleghany Asset Management, Inc., which was based on the planned net earnings per share for the year as approved by the Board of Directors and included in the Alleghany Corporation Strategic Plan 2001-2005. Target amounts were to be earned if plan net earnings per share were achieved, and maximum amounts were to be earned at 110 percent of plan. For any amounts to be earned, net earnings per share were required to exceed 80 percent of plan. The Company's 2001 net earnings per share did not exceed 80 percent of plan; therefore, no amounts were earned on that portion of the cash bonus opportunities that was dependent on corporate objectives.

     The remainder of the cash bonus opportunities of the executive officers of the Company for 2001 was based on achievement of individual objectives. Individual objectives for the executive officers of the Company (other than Mr. Burns) were determined, and the performance of such officers was assessed, by the chief executive officer. Individual objectives for Mr. Burns were determined, and his performance was assessed, by the Board of Directors upon the recommendation of the Compensation Committee, which received the recommendation of the Chairman of the Board with respect thereto. Mr. Burns earned the maximum amount on that portion of his cash bonus opportunity for 2001 that was dependent on individual objectives as a result of the Company's acquisitions of Capitol Transamerica Corporation and a Nebraska-domiciled insurance company which operates in conjunction with Capitol Transamerica Corporation.

Long-Term Incentive Compensation

     In addition to annual compensation, the Company provides long-term incentive compensation to its executive officers pursuant to awards under the 1993 Plan (except that Mr. Kirby did not receive any such awards in 1999, 2000 or 2001). This plan provides for long-term incentives based upon objective, quantifiable measures of the Company's performance over a period of time. Most of the long-term incentive awards to the Company's executive officers have been made in the form of performance shares, which entitle the holder thereof to payouts in cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share awarded. Payouts generally have been made one-half in cash and one-half in Common Stock. Maximum payouts with respect to currently outstanding performance shares will be made only if average annual compound growth in the Company's Earnings Per Share (as defined by the Compensation Committee pursuant to the 1993 Plan) equals or exceeds 12 percent as measured from a specified base in the four-year award period commencing with the year following that in which the performance shares were awarded, and no payouts will be made if such growth is 8 percent or less; payouts for growth between

8 percent and 12 percent will be determined by interpolation. The Board of Directors and its Compensation Committee have provided for antidilution adjustments with respect to performance shares. The specified base Earnings Per Share is determined by reference to the projected earnings per share for the year in which the performance shares were awarded, as adjusted to eliminate certain non-recurring items. Subject to certain limitations, the Compensation Committee may provide for adjustments in the cash and/or Common Stock to be paid with respect to performance share awards in order to adjust for the effect upon Earnings Per Share of transactions of an extraordinary, unusual or non-recurring nature, capital gains, or any purchase, pooling of interests, disposal or discontinuance of any operations, change in accounting rules or practices, retroactive restatement of earnings, or the like.

     In determining the number of performance shares awarded each year, the Compensation Committee has sought to achieve reasonable continuity in awards from prior years. Also, the Compensation Committee considers changes in salaries and the price of Common Stock. The number of performance shares awarded to an executive officer in 2001 for the 2002-2005 award period was determined by adjusting the prior year's award to reflect the increase in his salary from 2001 to 2002 and to reflect the movements in the price of the Common Stock.

     In the case of the Company's most senior executive officers, long-term incentive compensation opportunities are believed to be close to the prevailing practices in a broad cross section of American industry; in the case of the Company's most junior executive officer, such opportunity is believed to be somewhat more generous than such prevailing practices. The awards reflect the Company's policy of emphasizing long-term corporate performance and long-term incentive compensation opportunities over short-term results and short-term incentive compensation opportunities.

     In 2001, the Compensation Committee also made special tax paid awards of shares of Common Stock under the 1993 Plan to Messrs. Cuming, Hart and Sismondo (which awards are reflected in the columns labeled "Bonus" and "Other Annual Compensation" in the Summary Compensation Table) in recognition of their special accomplishments over the preceding three years.

Section 162(m) of the Internal Revenue Code of 1986

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), disallows a deduction to the Company for any compensation paid to a "covered employee" in excess of $1 million per year, subject to certain exceptions. In general, "covered employees" include the chief executive officer and the four other most highly compensated executive officers of the Company who are in the employ of the Company and are officers at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for "performance-based compensation." In general, those requirements include the establishment of objective performance goals for the payment of such compensation by a committee of the Board of Directors composed solely of two or more outside directors, stockholder approval of the material terms of such compensation prior to payment, and certification by the committee that the performance goals for the payment of such compensation have been achieved. While the Compensation Committee believes that the Company should seek to obtain maximum deductibility of compensation paid to executive officers, the Compensation Committee also believes that the interests of the Company and its stockholders are best served by assuring that appropriate compensation arrangements are established to retain and incentivize executive officers.

     The Compensation Committee has endeavored, to the extent it deems consistent with the best interests of the Company and its stockholders, to cause awards of long-term incentive compensation to qualify as "performance-based compensation" under Section 162(m). To that end, the 1993 Plan was amended and submitted to and approved by the stockholders of the Company at the 1995 Annual Meeting, and the material terms of certain awards under the 1993 Plan were submitted to and approved by the stockholders of the Company at the 2000 Annual Meeting, so that compensation payable pursuant to certain long-term incentive awards may qualify for deductibility under Section 162(m). All of the performance shares awarded in 2001 to Messrs. Burns, Cuming, Hart and Sismondo described in Note (1) to the table relating to long-term incentive awards are intended to qualify as "performance-based compensation" for purposes of Section 162(m).

     The Compensation Committee does not currently intend to structure the annual cash bonuses under the Management Incentive Plan to comply with the "performance-based compensation" rules of Section 162(m). Such bonuses do not meet the requirement of Section 162(m) that they be payable "solely on account of the attainment of one or more preestablished, objective performance goals," since in most cases such bonuses also have subjective performance goals. In addition, the material terms of bonuses under the Management Incentive Plan were not submitted for the approval of the stockholders of the Company, as required by Section 162(m). The Compensation Committee believes the annual cash bonuses, as currently structured, best serve the interests of the Company and its stockholders by allowing the Company to recognize an executive officer's contribution.

     With respect to other compensation that has been or may be paid to executive officers of the Company, the Compensation Committee may consider the requirements of Section 162(m) and make determinations regarding compliance with
Section 162(m) based upon the best interests of the Company and its stockholders.

Other Benefits

     The Company also provides to its executive officers other benefits, such as retirement income, death benefits and savings credits, including those described elsewhere in this proxy statement. The amounts of these benefits generally are tied directly to salaries, as variously defined in the relevant plans. Such additional benefits are believed to be typical of the benefits provided by other public companies to their executives.

                                              Dan R. Carmichael
                                              William K. Lavin
                                              Roger Noall

                                              Compensation Committee
                                              of the Board of Directors

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors (the "Audit Committee") is responsible for reviewing the financial accounting, financial reporting and internal controls of the Company and its subsidiaries. The Audit Committee also recommends to the Board, subject to stockholder ratification, the selection of the Company's independent auditors. The Audit Committee is currently composed of four independent directors whose names appear at the end of this report. The members are independent as defined in the New York Stock Exchange's listing standards, which provide, among other things, that directors shall have no relationship with the Company that may interfere with the exercise of their independence from management and the Company. On March 21, 2000, the Board of Directors adopted the Audit Committee Charter, which was included as an appendix to the Company's proxy statement for the 2001 Annual Meeting of Stockholders.

     Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibility is to monitor and review these processes and the activities of the Company's independent auditors. The Audit Committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the independent auditors or to certify the independence of the auditors under applicable rules.

     In this context, the Audit Committee has reviewed and discussed the Company's audited financial statements as of December 31, 2001 and for the fiscal year then ended with management and KPMG LLP, the Company's independent auditors. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, as issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     KPMG LLP also provided to the Audit Committee the written disclosures and the letter required by Standard No. 1, "Independence Discussions with Audit Committees," as adopted by the Independence Standards Board, and the Audit Committee discussed with KPMG LLP its independence. When considering KPMG LLP's independence, the Audit Committee considered, among other matters, whether KPMG LLP's provision of non-audit services to the Company is compatible with maintaining the independence of KPMG LLP.

     Based on the reviews and discussions with management and KPMG LLP referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements as of December 31, 2001 and for the fiscal year then ended be included in the Company's Annual Report on Form 10-K for such fiscal year. The Audit Committee also recommended to the Board of Directors that KPMG LLP be selected as independent auditors of the Company for the year 2002, subject to stockholder ratification.

                                          William K. Lavin
                                          Rex D. Adams
                                          Dan R. Carmichael
                                          Thomas S. Johnson

                                          Audit Committee
                                          of the Board of Directors

                               PERFORMANCE GRAPH

     The following graph compares for the years 1997-2001 the cumulative total stockholder return on the Common Stock, the cumulative total return on the Standard & Poor's 500 Stock Index (the "S&P 500") and the cumulative total return on the common stock of two groups of "peer" issuers.

     In 2001, the Company was a moderately diversified business enterprise with revenues generated by its operations in property and casualty insurance, industrial minerals and steel fasteners.

     "Peer" issuers for the Company are publicly held, diversified financial services companies which have been selected for their similarities to the Company in terms of lines of business, recent history of acquisitions and dispositions, holding company structure and/or concentration of ownership, although any "peer" issuer, in the Company's view, would be significantly different from other "peer" issuers and from the Company due to the individual character of its business. Last year, the Company compared its performance to a group of "peer" issuers that, in addition to the Company, consisted of Loews Corporation, Old Republic International Corporation, Lincoln National Corporation, American Financial Group, Inc., and Reliance Group Holdings, Inc. (collectively, the "Old Peer Group").

     After the sale of Alleghany Asset Management, Inc. by the Company in February 2001, Lincoln National Corporation and the Company no longer operate in similar lines of business. In June 2001, Reliance Group Holdings, Inc. filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. As a result, Lincoln National and Reliance no longer satisfy the selection criteria outlined above. Accordingly, the Company has constructed a new group of "peer" issuers which, in addition to the Company, consists of American Financial Group, Inc., Loews Corporation, Old Republic International Corporation and Leucadia National Corporation (collectively, the "New Peer Group").

                                             ALLEGHANY               S&P 500             OLD PEER GROUP         NEW PEER GROUP
                                             ---------               -------             --------------         --------------
1997                                           137.00                 133.36                 128.79                 119.95
1998                                           145.04                 171.48                 128.03                 115.48
1999                                           146.07                 207.56                  95.94                  81.88
2000                                           165.05                 188.66                 136.74                 135.67
2001                                           157.66                 166.24                 140.79                 135.24

     The foregoing performance graph is based on the following assumptions: (i) cash dividends are reinvested on the ex-dividend date in respect of such dividend; (ii) the two-percent stock dividends paid by the Company in 1997, 1999, 2000 and 2001 are included in the cumulative total stockholder return on the Common Stock; and (iii) total returns on the common stock of "peer" issuers are weighted by stock market capitalization at the beginning of each year. On June 17, 1998, the Company distributed its shares of Chicago Title Corporation to the Company's stockholders on a pro rata basis. Accordingly, of the five years shown in the above graph, one year and five and one-half months represent the performance of the Company prior to the spin-off and three years and six and one-half months represent the performance of the Company after the spin-off. The graph accounts for the spin-off as though it were paid in cash and reinvested in Common Stock of the Company on the date of the spin-off.

                        2. 2002 LONG-TERM INCENTIVE PLAN

     The Company's 1993 Long-Term Incentive Plan (the "1993 Plan"), which provides for awards of long-term incentive compensation to key employees of the Company and its subsidiaries, will terminate by its terms on December 31, 2002. Currently, 427,523 shares of Common Stock which are available for award thereunder have not been awarded. The Board of Directors believes it to be in the best interests of the Company and its stockholders to adopt a new plan at this time in order to be able to continue to provide long-term incentives to employees who are responsible for the continued success and growth of the Company and its subsidiaries without a gap after the expiration of the 1993 Plan at year-end 2002. Adoption of a new plan at this time will also assure that there will be an adequate supply of shares to fashion appropriate incentives for any new senior level executives. To provide a continuation of those incentives and to assist the Company in attracting and retaining executives of experience and ability on a basis competitive with industry practices, the Board of Directors has adopted the 2002 Long-Term Incentive Plan (the "2002 Plan"), effective upon stockholder approval. The 2002 Plan permits the Company to provide incentive compensation of the types commonly known as restricted stock, stock options, stock appreciation rights, performance shares, performance units and phantom stock, as well as other types of incentive compensation. Upon stockholder approval of the 2002 Plan, the 1993 Plan will be terminated. No awards may be granted under the 2002 Plan after December 31, 2006.

Description of the 2002 Plan

     The 2002 Plan is administered by the Compensation Committee. No member of the Compensation Committee, during the one-year period prior to such membership or during such membership, shall be granted or awarded equity securities pursuant to the 2002 Plan or any other plan of the Company or any of its affiliates, except as permitted by Securities and Exchange Commission rules. The Compensation Committee has authority to determine, within the limits of the 2002 Plan, the individuals to whom awards will be granted, and the type and size of such awards, including any objectives or conditions for earning payment pursuant to such awards.

     The Compensation Committee may select participants in the 2002 Plan from among the employees of the Company and its subsidiaries. The term "employee," as used in the 2002 Plan, means any person (including any officer or director) employed by the Company or a subsidiary on a salaried basis, and the term "subsidiary," as used in the 2002 Plan, means any corporation a majority of the total combined voting power of whose stock is beneficially owned, directly or indirectly, by the Company. The Company and its subsidiaries currently have approximately 2,093 employees.

     Awards under the 2002 Plan may include, but need not be limited to, cash and/or shares of the Company's Common Stock, rights to receive cash and/or Common Stock and options to purchase shares of Common Stock, including options intended to qualify as incentive stock options under section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and options not intended so to qualify. The Compensation Committee may also make any other type of award deemed by it to be consistent with the purposes of the 2002 Plan.

     The Compensation Committee may (but is not required to) grant an award to any participant that is intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code (a "Qualifying Award"). Awards that are intended to be Qualifying Awards (other than stock options) must be granted conditional upon the attainment of specific amounts of, or increases in, one or more of the following performance goals established by the Compensation Committee in writing at the time the award is granted: revenues, operating income, cash flow, income before income taxes, net income, earnings per share, net worth, stockholders' equity, return on equity or assets or total return to stockholders, whether applicable to the Company or any relevant subsidiary or business unit or entity in which the Company has a significant investment, or any combination thereof, as the Compensation Committee may deem appropriate. Prior to the payment of any Qualifying Award (other than stock options), the Compensation Committee must certify in writing that the performance goals were satisfied.

     A maximum of 700,000 shares of Common Stock may be paid to participants under the 2002 Plan and/or purchased pursuant to stock options granted under the 2002 Plan, subject to antidilution and other adjustments in certain events specified in the 2002 Plan. Such shares of Common Stock may be either authorized but unissued shares or shares held by the Company as treasury shares. In addition, a maximum of 100,000 shares of Common Stock may be granted as Qualifying Awards to any participant in any calendar year, subject to antidilution and other adjustments in certain events specified in the 2002 Plan.

     The 2002 Plan provides that no stock option granted under the 2002 Plan shall be exercisable more than twelve years after its grant and the price at which shares of Common Stock may be purchased under any such stock option shall not be less than 100 percent of its "fair market value," as defined in the 2002 Plan, on the date of grant. "Fair market value" is defined in the 2002 Plan generally as the mean of the high and low sales prices of the Common Stock on the relevant date as reported on the stock exchange or market on which the Common Stock is primarily traded, or, if no sale is made on such date, then fair market value is the weighted average of the mean of the high and low sales prices of the Common Stock on the next preceding day and the next succeeding day on which such sales were made as reported on the stock exchange or market on which the Common Stock is primarily traded. Upon exercise of a stock option, the option price is required to be paid in cash, or, at the discretion of the Compensation Committee, in shares of Common Stock valued at the fair market value thereof on the date of payment, or in a combination of cash and shares of Common Stock.

     The 2002 Plan authorizes the Compensation Committee, in the event of any tender offer or exchange offer (other than an offer by the Company) for shares of Common Stock, to take such action as it may deem appropriate to enable recipients of outstanding awards to avail themselves of the benefits of such offer, including acceleration of payment or exercise dates and purchase of outstanding stock options.

     Under the 2002 Plan, no award may be assigned or transferred by a participant other than by will or the laws of descent and distribution or as designated in writing. However, the Compensation Committee may provide that awards granted pursuant to the 2002 Plan (other than an option granted as an incentive stock option) be transferable without consideration to a participant's immediate family members (i.e. children, grandchildren or spouse), to trusts for the benefit of such immediate family members, and to partnerships in which such family members are the only partners.

     The Board of Directors, without the consent of any participant, may amend or terminate the 2002 Plan at any time, provided, however, that no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the 2002 Plan, and provided further, that no such amendment, without approval of the holders of a majority of the shares of Common Stock voted thereon in person or by proxy, shall increase the number of shares of Common Stock subject to the 2002 Plan, extend the period during which awards may be granted, increase the maximum term for which stock options may be issued under the 2002 Plan, decrease the minimum price at which stock options may be issued under the 2002 Plan, or materially modify the requirements for eligibility to participate in the 2002 Plan.

     The per share fair market value (as defined in the 2002 Plan) of the Company's Common Stock on March 1, 2002 was $194.625 and the aggregate market value on such date of the 700,000 shares of Common Stock subject to the 2002 Plan was $136,237,500. There is no limit specified in the 2002 Plan on the amount of cash which may be paid pursuant to awards granted under the 2002 Plan.

     The Company's Deferred Compensation Plan, which provides for unfunded deferred compensation arrangements for directors and officers of the Company, permits deferrals of all or a portion of any payments under the 2002 Plan or any successor long-term incentive plan.

Federal Income Tax Consequences

     The grant and payment of awards under the 2002 Plan may have varying tax consequences to the Company and each participant, depending upon the nature of the award and certain other considerations. The following description is a summary of the federal income tax treatment of awards under the 2002 Plan; because the applicable rules are quite technical, the description is general in nature and does not purport to be complete.

     A participant who is granted a non-qualified stock option under the 2002 Plan will not recognize any taxable income at the time the option is granted. Generally, upon exercise of the non-qualified option, the participant will recognize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the excess of the fair market value (on the date of exercise) of the shares of Common Stock acquired upon exercise of the option over the exercise price paid (excluding, for this calculation, any amount of the exercise price paid with previously-acquired shares of Common Stock). The participant's basis for purposes of determining gain or loss on a subsequent disposition of the shares (or net shares) of Common Stock acquired upon exercise of the option will be the fair market value of those shares on the date the participant exercised the option, and any such subsequent gain or loss will generally be taxable as a capital gain or loss, short-term or long-term depending upon the participant's holding period for the shares of Common Stock.

     If a participant is granted an option under the 2002 Plan that constitutes an incentive stock option, the participant will not recognize any taxable income either at the time the option is granted or upon exercise of the option, provided the participant was an employee of the Company or a subsidiary of the Company from the date the option was granted until three months prior to the date the option was exercised, and the Company will not be entitled to any deduction. However, the excess of the fair market value (on the date of exercise) of the shares of Common Stock acquired upon exercise of the incentive stock option over the exercise price paid will be an "item of tax preference" that may subject the participant to alternative minimum tax liability.

     If the participant does not dispose of the shares of Common Stock acquired upon exercise of an incentive stock option for at least two years after the incentive stock option was granted and at least one year after the shares were acquired, all gain subsequently realized upon the disposition of the shares of Common Stock will be treated as long-term capital gain, and any loss will be treated as long-term capital loss. If these holding periods are met, the Company will not be allowed any deduction with respect to the exercise of the incentive stock option. If the participant disposes of the shares of Common Stock acquired upon exercise of an incentive stock option within the one-year and two-year periods specified above, the participant will recognize ordinary income, and the Company will be entitled to a deduction in an amount equal to the lesser of (i) the excess of the fair market value (on the date of exercise) of the shares of Common Stock acquired over the exercise price paid, or (ii) the gain recognized, provided the shares of Common Stock were disposed of by sale or exchange. Any amount recognized in excess of the fair market value (on the date of exercise) of the shares of Common Stock will be taxable as long-term or short-term capital gain, depending upon the participant's holding period for the shares of Common Stock.

     A participant who is granted any other award entitling the participant to receive cash or shares of Common Stock will generally not recognize any income upon the grant of the award. However, upon the payment of any cash or the delivery of any shares of Common Stock (other than "restricted" shares of Common Stock), the participant generally will recognize ordinary income in an amount equal to the sum of any cash paid and the fair market value of any Common Stock received, and the Company will be entitled to a deduction equal to the amount recognized by the participant as ordinary income.

     If the shares of Common Stock received by a participant are restricted, i.e., subject to a substantial risk of forfeiture, then, unless the participant makes the election described below, the participant will not recognize any income on the date that the shares of Common Stock were received. Instead, the participant generally will recognize ordinary income in an amount equal to the fair market value of the Common Stock on the date that the restrictions with respect to such shares lapse, and the Company will be entitled to a deduction equal to the amount recognized by the participant as ordinary income. The participant's basis for purposes of determining gain or loss on a subsequent disposition of the shares of Common Stock will be the fair market value of the Common Stock on the date that the restrictions with respect to such shares lapsed, and any subsequent gain or loss will generally be taxable as a capital gain or loss, short-term or long-term depending upon the participant's holding period for the shares of Common Stock.

     However, a participant may elect within thirty days after receipt of the restricted shares of Common Stock to recognize ordinary income in an amount equal to the fair market value of such shares (less the amount, if any, paid therefor) as of the date of receipt. In that case, the participant's basis in the shares of Common Stock will be the fair market value of the shares of Common Stock on the date that the shares were received, and any subsequent gain or loss will generally be taxable as a capital gain or loss, short-term or long-term depending upon the participant's holding period for the shares of Common Stock. However, if the restricted shares of Common Stock are subsequently forfeited, the participant will not be entitled to any tax deduction.

     Under the federal income tax laws, special rules may apply to participants in the 2002 Plan that are subject to restrictions on the resale of shares of Common Stock acquired pursuant to the 2002 Plan under Section 16(b) of the Securities Exchange Act of 1934, as amended. These rules, which effectively take into account the Section 16(b) restrictions, apply in limited circumstances and may impact the timing and/or amount of income recognized by these participants with respect to certain stock-based awards under the 2002 Plan.

     The deductions by the Company for payments in cash or shares under the 2002 Plan may be affected by Section 162(m) of the Code which, as noted above, disallows a deduction to the Company for any compensation paid to the Company's chief executive officer and four other most highly compensated officers in excess of $1 million for any taxable year of the Company, subject to certain exceptions. Among other exceptions, the deduction limit does not apply to compensation that meets certain specified requirements for "performance-based compensation." Awards granted by the Compensation Committee which constitute Qualifying Awards under the 2002 Plan are intended to qualify as "performance-based compensation."

New Plan Benefits

     The following table sets forth the dollar value and number of shares of Common Stock and performance shares awarded in 2001 to participants in the 1993 Plan, which would have been awarded under the 2002 Plan if it had been in effect in 2001.

                               NEW PLAN BENEFITS
                         2002 LONG-TERM INCENTIVE PLAN

                                                         DOLLAR VALUE
NAME AND POSITION                                           ($)(1)       NUMBER OF UNITS
-----------------                                        ------------    ---------------
John J. Burns, Jr......................................   $1,409,927          7,505
  President and chief executive officer
F.M. Kirby.............................................      --              --
  Chairman of the Board
David B. Cuming........................................   $2,184,086          7,100
  Senior Vice President
Robert M. Hart.........................................   $2,483,935          8,100
  Senior Vice President, General Counsel and Secretary
Peter R. Sismondo......................................   $1,062,075          3,593
  Vice President, Controller, Treasurer and Assistant
  Secretary
Executive Officers as a group..........................   $7,140,023         26,298
Non-executive officer directors as a group.............      --              --
Non-executive officer employees as a group(2)..........   $4,227,059         13,334

---------------
(1) These amounts represent (i) in the case of Messrs. Cuming, Hart and Sismondo, the aggregate value, as of the date of the award, of the shares of Common Stock awarded in 2001 and the reimbursement of taxes incurred in respect of such awards (as more fully described in Notes (1) and (2) to the Summary Compensation Table), and (ii) in the case of Messrs. Burns, Cuming, Hart and Sismondo, the maximum estimated future payouts with respect to performance shares awarded in 2001 (as more fully described in Note (1) to the table relating to long-term incentive plans).

(2) These amounts represent (i) the aggregate value, as of the date of the award, of 9,000 shares of Common Stock awarded in 2001 to four non-executive officers of the Company and the reimbursement of taxes incurred in respect of such awards, and (ii) the maximum estimated future payouts (determined on a basis consistent with performance shares awarded in 2001 to Messrs. Burns, Cuming, Hart and Sismondo) with respect to 4,334 performance shares awarded in 2001 to three non-executive officers of the Company.

Stockholder Approval of the 2002 Plan

     An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2002 Annual Meeting is required to approve the 2002 Plan. Shares which are voted against the approval of the 2002 Plan, shares the holders of which abstain from voting for the approval of the 2002 Plan, and shares held by brokers or nominees as to which (i) such brokers or nominees do not have discretionary authority to vote on this matter and (ii) instructions have not been received from the beneficial owners of such shares ("broker non-votes") will not be counted in the total number of shares voted for the approval of the 2002 Plan. Abstentions and broker non-votes will be counted as present at the meeting for quorum purposes.

     A copy of the 2002 Plan is set forth in full in Exhibit A to this proxy statement. The foregoing description is a summary of some, but not all, of the essential provisions of the 2002 Plan, and is qualified by reference to the full text of the 2002 Plan.

     In the event that the 2002 Plan is not approved by stockholders of the Company, the 1993 Plan will remain in effect until it terminates by its terms on December 31, 2002, and the Board of Directors will consider what action is advisable for the replacement of the 1993 Plan upon its termination.

     Management recommends a vote "FOR" the approval of the 2002 Plan. Proxies solicited by the Board of Directors will be so voted unless stockholders specify a contrary vote.

              3. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG LLP, independent certified public accountants, as independent auditors for the Company for the year 2002. A resolution will be submitted to stockholders at the Annual Meeting for ratification of such selection. Although ratification by stockholders is not a prerequisite to the ability of the Board of Directors to select KPMG LLP as the Company's independent auditors, the Company believes such ratification to be desirable. If the stockholders do not ratify the selection of KPMG LLP, the selection of independent auditors will be reconsidered by the Board of Directors; however, the Board of Directors may select KPMG LLP notwithstanding the failure of the stockholders to ratify its selection.

     The following table summarizes the aggregate fees billed by KPMG LLP for services rendered for the year ended December 31, 2001:

Audit fees.............................................  $1,270,300
Financial information systems design and implementation
  fees.................................................          --
All other fees.........................................     613,700
                                                         ----------
Total..................................................  $1,884,000

     The amount shown for "Audit fees" represents fees for professional services rendered for the audit by KPMG LLP of Alleghany's annual financial statements for 2001 and the reviews by KPMG LLP of Alleghany's financial statements included in its Quarterly Reports on Form 10-Q during 2001. The amount shown for "All other fees" represents audit related fees of $457,700 for professional services rendered in connection with due diligence assistance in connection with acquisitions, employee benefit plan audits, verification of calculations of certain contractual payouts, consents for registration statements and other matters, and fees for non-audit related services of $71,000 for tax compliance and $85,000 for oversight assistance in connection with the implementation of production information systems.

     The Audit Committee has considered whether the provision of information technology and non-audit services are compatible with maintaining the independence of KPMG LLP.

     The Board of Directors recommends a vote "FOR" this resolution. Proxies solicited by the Board of Directors will be so voted unless stockholders specify a contrary vote. The resolution may be adopted by a majority of the votes cast with respect thereto.

     KPMG LLP was Old Alleghany's independent auditors from 1947 and has been the Company's independent auditors since its incorporation in November 1984.

     It is expected that a representative of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

          4. ALL OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

     As of the date of this statement, the Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than that referred to above. As to other business, if any, that may come before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the person or persons voting the proxies.

                     STOCKHOLDER NOMINATIONS AND PROPOSALS

     The Nominating Committee of the Board of Directors will receive at any time and will consider from time to time suggestions from stockholders as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors.

     The Company's by-laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director (other than a person nominated by or at the direction of the Board of Directors), as well as the submission of a proposal (other than a proposal submitted by or at the direction of the Board of Directors), at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be furnished to the Company generally not less than 30 days prior to the meeting. A copy of the applicable by-law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

     In accordance with the rules of the Securities and Exchange Commission, any proposal of a stockholder intended to be presented at the Company's 2003 Annual Meeting of Stockholders must be received by the Secretary of the Company by November 27, 2002 in order for the proposal to be considered for inclusion in the Company's notice of meeting, proxy statement and proxy relating to the 2003 Annual Meeting, scheduled for Friday, April 25, 2003.

                             ADDITIONAL INFORMATION

     At any time prior to their being voted, the enclosed proxies are revocable by written notice to the Secretary of the Company or by appearance at the Annual Meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Common Stock on the record date must be present in person or represented by proxy for the transaction of business at the 2002 Annual Meeting.

     Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Expenses in connection with the solicitation of proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of Common Stock held of record by such persons, at the expense of the Company. The Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, and for its services the Company expects to pay fees of approximately $9,000 plus expenses.

                                              By order of the Board of Directors

                                                        ROBERT M. HART
                                                Senior Vice President, General
                                                           Counsel
                                                        and Secretary

March 25, 2002

                                                                       EXHIBIT A

                             ALLEGHANY CORPORATION
                         2002 LONG-TERM INCENTIVE PLAN

     1. PURPOSES OF THE PLAN. The purposes of the Alleghany Corporation 2002 Long-Term Incentive Plan (the "Plan") are to further the long-term growth of Alleghany Corporation (the "Corporation"), to the benefit of its stockholders, by providing incentives to the officers and employees of the Corporation and its subsidiaries who will be largely responsible for such growth, and to assist the Corporation in attracting and retaining executives of experience and ability on a basis competitive with industry practices. The Plan permits the Corporation to provide incentive compensation of the types commonly known as restricted stock, stock options, stock appreciation rights, performance shares, performance units and phantom stock, as well as other types of incentive compensation.

     2. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Corporation (the "Committee"). No member of the Committee, during the one year period prior to such membership or during such membership, shall be granted or awarded equity securities pursuant to the Plan or any other plan of the Corporation or any of its affiliates, except as permitted by Rule 16b-3(c)(2)(i) promulgated under the Securities Exchange Act of 1934, as amended, as such Rule may be amended from time to time. Subject to the provisions of the Plan, the Committee shall have exclusive power to select the employees to participate in the Plan, to determine the type, size and terms of awards to be made to each participant selected, and to determine the time or times when awards will be granted. The Committee's interpretation of the Plan or of any awards granted thereunder shall be final and binding on all parties concerned, including the Corporation and any participant. The Committee shall have authority, subject to the provisions of the Plan, to establish, adopt and revise such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

     3. PARTICIPATION. Participants in the Plan shall be selected by the Committee from among the employees of the Corporation and its subsidiaries. The term "employee" shall mean any person (including any officer or director) employed by the Corporation or a subsidiary on a salaried basis. The term "subsidiary" shall mean any corporation a majority of the total combined voting power of whose stock is beneficially owned, directly or indirectly, by the Corporation. Participants may receive multiple awards under the Plan.

     4. AWARDS.

     (a) Types. Awards under the Plan may include, but need not be limited to, cash and/or shares of the Corporation's common stock, $1.00 par value ("Common Stock"), rights to receive cash and/or shares of Common Stock, and options ("Options") to purchase shares of Common Stock, including options intended to qualify as incentive stock options under section 422 of the Internal Revenue Code of 1986, as amended, and options not intended so to qualify. The Committee may also make any other type of award deemed by it to be consistent with the purposes of the Plan.

     (b) Certain Qualifying Awards. The Committee, in its sole discretion, may grant an award to any participant with the intent that such award qualifies as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (a "Qualifying Award"). The right to receive (or retain) any award granted as a Qualifying Award (other than an Option) shall be conditional upon the achievement of performance goals established by the Committee in writing at the time such award is granted. Such performance goals, which may vary from participant to participant and award to award, shall be based upon the attainment of specific amounts of, or increases in, one or more of the following: revenues, operating income, cash flow, income before income taxes, net income, earnings per share, net worth, stockholders' equity, return on equity or assets or total return to stockholders, whether applicable to the Corporation or any relevant subsidiary or business unit or entity in which the Corporation has a significant investment, or any combination thereof as the Committee may deem appropriate. Prior to the payment of any award granted as a Qualifying Award, the Committee shall certify in writing that the performance goals were satisfied. The maximum number of shares of Common Stock with respect to which Qualifying Awards may be granted to any participant in any calendar year shall be 100,000 shares of Common Stock, subject to adjustment as provided in section 7(a) hereof.

     (c) Deferred Payments. In awarding any right to receive cash and/or shares of Common Stock, the Committee may specify that the payment of all or any portion of such cash and/or shares of Common Stock shall be deferred until a later date. Deferrals shall be for such periods and upon such other terms as the Committee may determine.

     (d) Vesting, Other Performance Requirements and Forfeiture. In awarding any Options or any rights to receive cash and/or shares of Common Stock (including Qualifying Awards), the Committee (i) may specify that the right to exercise such Options or the right to receive payment of such cash and/or shares of Common Stock shall be conditional upon the fulfillment of specified conditions, including, without limitation, completion of specified periods of service in the employ of the Corporation or its subsidiaries, and the achievement of specified business and/or personal performance goals, and (ii) may provide for the forfeiture of all or any portion of any such Options or rights in specified circumstances. The Committee may also specify by whom and/or in what manner the accomplishment of any such performance goals shall be determined.

     (e) Agreements. Any award under the Plan may, in the Committee's discretion, be evidenced by an agreement, which, subject to the provisions of the Plan, may contain such terms and conditions as may be approved by the Committee, and shall be executed by an officer on behalf of the Corporation and by the recipient of the award.

     5. SHARES OF STOCK SUBJECT TO THE PLAN. Subject to adjustment as provided in section 7(a) hereof, the number of shares of Common Stock which may be paid to participants under the Plan and/or purchased pursuant to Options granted under the Plan shall not exceed an aggregate of 700,000 shares. Shares to be delivered or purchased under the Plan may be either authorized but unissued shares of Common Stock or shares of Common Stock held by the Corporation as treasury shares.

     6. OPTIONS.

     (a) Term of Options. The term of any Option shall be determined by the Committee, but in no event shall any Option be exercisable more than twelve years after the date on which it was granted.

     (b) Option Price; Fair Market Value. The price ("Option Price") at which shares of Common Stock may be purchased pursuant to any Option shall be determined by the Committee at the time the Option is granted, but in no event shall the Option Price be less than 100 percent of the Fair Market Value of such shares on the date the Option is granted. For purposes of the Plan, Fair Market Value is the mean of the high and low sales prices of the Common Stock on the relevant date as reported on the stock exchange or market on which the Common Stock is primarily traded, or, if no sale is made on such date, then Fair Market Value is the weighted average of the mean of the high and low sales prices of the Common Stock on the next preceding day and the next succeeding day on which such sales were made as reported on the stock exchange or market on which the Common Stock is primarily traded.

     (c) Payment Upon Exercise. Upon exercise of an Option, the Option Price shall be payable to the Corporation in cash, or, at the discretion of the Committee, in shares of Common Stock valued at the Fair Market Value thereof on the date of payment, or in a combination of cash and shares of Common Stock.

     (d) Surrender of Options. The Corporation may, if the Committee so determines, accept the surrender by a participant, or the personal representative of a participant, of an Option, in consideration of a payment by the Corporation equal to the difference obtained by subtracting the aggregate Option Price from the aggregate Fair Market Value of the Common Stock covered by the Option on the date of such surrender, such payment to be in cash, or, if the Committee so provides, in shares of Common Stock valued at Fair Market Value on the date of such surrender, or partly in shares of Common Stock and partly in cash.

     (e) Effect of Expiration, Termination or Surrender of Options. If an Option shall expire or terminate unexercised as to any shares of Common Stock covered thereby, such shares of Common Stock shall not be deducted from the number available under section 5 hereof. If an Option shall be surrendered as provided in section 6(d) hereof, the shares of Common Stock (if any) paid in consideration of such surrender, but not the shares which had been covered by the Option, shall be deducted from the number available under section 5 hereof.

     7. DILUTION AND OTHER ADJUSTMENTS.

     (a) Changes in Capital Structure. In the event of any corporate transaction involving the Corporation (including, without limitation, any subdivision or combination or exchange of the outstanding shares of Common Stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of Common Stock, merger, consolidation, extraordinary cash distribution, or sale, lease or transfer of substantially all of the assets of the Corporation), the Board of Directors of the Corporation shall make such equitable adjustments as it may deem appropriate in the Plan and the awards thereunder, including, without limitation, an adjustment in the total number of shares of Common Stock which may thereafter be delivered or purchased under the Plan and in the maximum number of shares of Common Stock with respect to which awards may be granted to any participant in any year under Section 4(b) hereof. Agreements evidencing Options may include such provisions as the Committee may deem appropriate with respect to the adjustments to be made to the terms of such Options upon the occurrence of any of the foregoing events.

     (b) Tender Offers and Exchange Offers. In the event of any tender offer or exchange offer, by any person other than the Corporation, for shares of Common Stock, the Committee may make such adjustments in outstanding awards and authorize such further action as it may deem appropriate to enable the recipients of outstanding awards to avail themselves of the benefits of such offer, including, without limitation, acceleration of the exercise date of outstanding Options so that they become immediately exercisable in whole or in part, or offering to acquire all or any portion of specified categories of Options for a price determined pursuant to section 6(d) hereof, or acceleration of the payment of outstanding awards payable, in whole or in part, in shares of Common Stock.

     (c) Limits on Discretion to Make Adjustments. Notwithstanding any provision of this section 7 to the contrary, no adjustment shall be made in any outstanding Qualifying Awards to the extent that such adjustment would adversely affect the status of that Qualifying Award as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended.

     8. MISCELLANEOUS PROVISIONS.

     (a) Right to Awards. No employee or other person shall have any claim or right to be granted any award under the Plan.

     (b) Rights as Stockholders. A participant shall have no rights as a holder of Common Stock by reason of awards under the Plan, unless and until certificates for shares of Common Stock are issued to the participant.

     (c) No Assurance of Employment. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Corporation or any subsidiary.

     (d) Costs and Expenses. All costs and expenses incurred in administering the Plan shall be borne by the Corporation.

     (e) Unfunded Plan. The Plan shall be unfunded. The Corporation shall not be required to establish any special or separate fund nor to make any other segregation of assets to assure the payment of any award under the Plan.

     (f) Withholding Taxes. The Corporation shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such payments and, with respect to awards paid in stock, to require the payment (through withholding from the participant's salary or otherwise) of any such taxes, but the Committee may make such arrangements for the payment of such taxes as the Committee in its discretion shall determine, including payment with shares of Common Stock.

     (g) Limits on Transferability. No awards under the Plan nor any rights or interests therein shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of a participant to, any party, other than the Corporation or any subsidiary, nor shall such awards or any rights or interests therein be assignable or transferable by the recipient thereof except, in the event of the recipient's death, to his designated beneficiary as hereinafter provided, or by will or the laws of descent and distribution. During the lifetime of the recipient, awards under the Plan requiring exercise shall be exercisable only by such recipient or by the guardian or legal representative of such recipient. Notwithstanding the foregoing, the Committee may, in its discretion, provide that awards granted pursuant to the Plan (other than an option granted as an incentive stock option) be transferable, without consideration, to a participant's immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Committee may impose such terms and conditions on such transferability as it may deem appropriate.

     (h) Beneficiary. Any payments on account of awards under the Plan to a deceased participant shall be paid to such beneficiary as has been designated by the participant in writing to the Secretary of the Corporation or, in the absence of such designation, according to the participant's will or the laws of descent and distribution.

     (i) Nature of Benefits. Awards under the Plan, and payments made pursuant thereto, are not a part of salary or base compensation.

     (j) Compliance with Legal Requirements. The obligation of the Corporation to issue or deliver shares of Common Stock upon exercise of Options or otherwise shall be subject to satisfaction of all applicable legal and securities exchange requirements, including, without limitation, the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The Corporation shall endeavor to satisfy all such requirements in such a manner as to permit at all times the exercise of all outstanding Options in accordance with their terms, and to permit the issuance and delivery of shares of Common Stock whenever provided for by the terms of any award made under the Plan.

     9. AMENDMENT OR TERMINATION OF THE PLAN. The Board of Directors of the Corporation, without the consent of any participant, may at any time terminate or from time to time amend the Plan in whole or in part; provided, however, that no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan; and provided, further, that no amendment, without approval of the holders of Common Stock by an affirmative vote of a majority of the shares of Common Stock voted thereon in person or by proxy, shall (i) increase the aggregate number of shares subject to the Plan (other than increases pursuant to section 7 hereof), (ii) extend the period during which awards may be granted under the Plan, (iii) increase the maximum term for which Options may be issued under the Plan, (iv) decrease the minimum Option Price at which Options may be issued under the Plan, or (v) materially modify the requirements for eligibility to participate in the Plan. With the consent of the participants affected, the Committee may amend outstanding agreements evidencing awards under the Plan, and may amend the terms of awards not evidenced by such agreements, in any manner not inconsistent with the terms of the Plan.

     10. EFFECTIVE DATE AND TERM OF PLAN. The Plan shall become effective when approved at a meeting of stockholders by a majority of the voting power of the Voting Stock (all as defined in the Corporation's Restated Certificate of Incorporation) present in person or represented by proxy and entitled to vote at such meeting. The Plan shall terminate at the close of business on

December 31, 2006, unless sooner terminated by action of the Board of Directors of the Corporation. No award may be granted hereunder after termination of the Plan, but such termination shall not affect the validity of any award then outstanding.

     11. LAW GOVERNING. The validity and construction of the Plan and any agreements entered into thereunder shall be governed by the laws of the State of New York, but without regard to the conflict laws of the State of New York except to the extent that such conflict laws require application of the laws of the State of Delaware.

PROXY                                                                      PROXY

                             ALLEGHANY CORPORATION

                   PROXY FOR ANNUAL MEETING ON APRIL 26, 2002
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints F.M. Kirby, John J. Burns, Jr. and Robert M. Hart proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the other, to represent and to vote all shares of stock of Alleghany Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alleghany Corporation to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on Friday, April 26, 2002 at 10:00 a.m., local time, and any adjournments thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before the meeting.

       IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE
--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                              ALLEGHANY CORPORATION

      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

                     AREA RESERVED FOR SCANNING INFORMATION

A VOTE FOR ITEMS 1, 2 AND 3 IS RECOMMENDED BY THE BOARD OF DIRECTORS

                                                                         For All
                                                        For   Withhold    Except
1. Election of Directors:
   Nominees: F.M. Kirby, Roger Noall, Rex D. Adams      [ ]      [ ]        [ ]

INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee's name in the following space:

                                                         For   Against   Abstain
2. Proposal to approve the Company's 2002
   Long-Term Incentive Plan.                             [ ]     [ ]        [ ]

                                                         For   Against   Abstain
3. Ratification of KPMG LLP as independent
   auditors for the Company for the year 2002.           [ ]     [ ]        [ ]

                                              Please sign exactly as your name
                                              or names appear hereon. For
                                              joint accounts, both owners
                                              should sign. When signing as
                                              executor, administrator,
                                              attorney, trustee or guardian,
                                              etc., please give your full
                                              title.

                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                          Signature

                                              Dated:                      , 2002
                                                    ----------------------

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE.
IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 and 3.

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                            - FOLD AND DETACH HERE -